Exhibit 4.1

NINTH SUPPLEMENTAL INDENTURE

between

METLIFE, INC.,

as Issuer,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Dated as of August 28, 2017

NINTH SUPPLEMENTAL INDENTURE, dated as of August 28, 2017 (this “Ninth Supplemental Indenture”), between MetLife, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), supplementing the Third Supplemental Indenture, dated as of December 21, 2006 (the “Third Supplemental Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to The Bank of New York Trust Company, N.A.), as trustee, and further supplementing the Subordinated Indenture, dated as of June 21, 2005 (the “Base Indenture” and together with the Third Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to The Bank of New York Mellon Trust Company, N.A., and as successor in interest to J.P. Morgan Trust Company, National Association), as trustee.

RECITALS

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured subordinated debentures, notes or other evidence of indebtedness, to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, the Company executed and delivered the Third Supplemental Indenture to the Trustee to provide for the issuance of the Company’s 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066 (the “2066 JSDs”);

WHEREAS, the Company desires to include in this Ninth Supplemental Indenture provisions to amend the Third Supplemental Indenture intended to avoid potential restrictions on the Company’s ability to pay interest on the 2066 JSDs as a result of the spin-off by the Company of Brighthouse Financial, Inc.;

WHEREAS, the Company has requested that the Trustee, in respect of the 2066 JSDs, execute and deliver this Ninth Supplemental Indenture in such capacity;

WHEREAS, the Company has obtained the requisite consents from holders of a majority in principal amount of the 2066 JSDs to amend the Third Supplemental Indenture; and

WHEREAS, all other requirements necessary to make this Ninth Supplemental Indenture a valid instrument in accordance with its terms, including its execution and delivery, have been duly authorized in all respects.

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions of Terms.

Unless the context otherwise requires or unless otherwise set forth herein:

(a) a term not defined herein that is defined in the Indenture, has the same meaning when used in this Ninth Supplemental Indenture;

(b) the definition of any term in this Ninth Supplemental Indenture that is also defined in the Indenture, shall for the purposes of this Ninth Supplemental Indenture supersede the definition of such term in the Indenture;

(c) a term defined anywhere in this Ninth Supplemental Indenture has the same meaning throughout;

(d) the definition of a term in this Ninth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Indenture insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;

(e) the singular includes the plural and vice versa;

(f) headings are for convenience of reference only and do not affect interpretation; and

(g) the following terms have the meanings given to them in this Section 1.1(g):

“Base Indenture” has the meaning set forth in the preamble hereto.

“Company” has the meaning set forth in the preamble hereto.

“Indenture” has the meaning set forth in the preamble hereto.

“Ninth Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Third Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Trustee” has the meaning set forth in the preamble hereto.

ARTICLE II

AMENDMENT TO THE INDENTURE

Section 1.1 of the Third Supplemental Indenture is hereby amended by replacing the definition of “Adjusted Stockholders’ Equity Amount” in its entirety with the following:

““Adjusted Stockholders’ Equity Amount” means, as of any quarter end and subject to certain adjustments, the stockholders’ equity of the Company as reflected on the Company’s consolidated GAAP balance sheet as of such quarter end, minus accumulated other comprehensive income as reflected on such consolidated balance sheet; provided, however, the “Adjusted Stockholders’ Equity Amount” means, for any Benchmark Quarter end that is prior to August 4, 2017 used for any Interest Payment Date after September 30, 2017, the amount of $49,282,000,000, which constitutes the total stockholders’ equity, excluding accumulated other comprehensive income, as of June 30, 2017 as reported on a pro forma basis reflecting the distribution of shares of Brighthouse Financial, Inc. in the Company’s Form 8-K filed with the SEC on August 9, 2017.”

All other provisions and definitions in Section 1.1 of the Third Supplemental Indenture shall remain the same and shall not be affected in any way.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Effectiveness.

This Ninth Supplemental Indenture will become effective upon its execution and delivery by the Company and the Trustee.

SECTION 3.2 Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Ninth Supplemental Indenture.

SECTION 3.3 Governing Law.

This Ninth Supplemental Indenture will be governed by, and construed in accordance with, the internal laws of the State of New York.

SECTION 3.4 Counterparts.

This Ninth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

METLIFE, INC. as Issuer

By:	/s/ John D. McCallion
	Name:	John D. McCallion
	Title:	Executive Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President

NINTH SUPPLEMENTAL INDENTURE